Exhibit 107

The prospectus for the Capital One Multi-asset Execution Trust additional Class A(2022-3) Card series notes to which this Exhibit 107 relates is a final prospectus for the related offering. The maximum aggregate amount of such additional Class A(2022-3) notes is $600,000,000.